Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BURLINGTON NORTHERN SANTA FE, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Burlington Northern Santa Fe, LLC (formerly known as R Acquisition Company, LLC), a Delaware limited liability company (the “Company”), is adopted by National Indemnity Company (the “Sole Member”), the sole member of the Company, effective as of February 12, 2010, and it completely amends and restates that certain Limited Liability Company Operating Agreement of R Acquisition Company, LLC, dated November 2, 2009.

1.           Formation of the Company.  The Sole Member formed the Company on November 2, 2009 as a limited liability company in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”).

2.           Name.  The name of the Company is “Burlington Northern Santa Fe, LLC”.  The Company may conduct business under this name or any other name approved by the Sole Member.

3.           Business Purpose.  The Company may engage in any lawful activity for which a limited liability company may be organized under the Act.

4.           Registered Agent and Office.  The Company’s registered office and registered agent for service of process in the State of Delaware pursuant to Section 18-104 of the Act shall be Corporation Service Company – 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.  The identity of the Company’s registered agent and the location of the Company’s registered office may be changed at will by the Sole Member.

5.           Principal Office.  The principal office of the Company shall be located at 3555 Farnam Street, Suite 1440, Omaha, NE 68131.  The location of the Company’s principal office may be changed at will by the Sole Member.  In addition, the Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Sole Member or the Board (as defined below) deems advisable in its sole discretion.

6.           Term.  The term of the Company will be perpetual, unless sooner terminated and wound up in accordance with the Act.

7.           Operating Provisions.  Until such time as the Sole Member shall agree to admit any additional members to the Company, the provisions of this Agreement shall be identical to the provisions set forth in the Act to govern Delaware limited liability companies which do not adopt a written operating agreement, except to the extent otherwise provided herein.

8.           Management of the Company.

(a)           Board of Managers.  The Company shall be managed by a Board of Managers (the “Board”).  The number of managers on the Board (each, a “Manager”) shall be no less than one and no more than ten.  The Managers shall be designated from time to time by the Sole Member, which may remove and replace any Manager (or dissolve the entire Board) at any time, in its sole discretion.  As of the date hereof, there shall be seven Managers, as follows:  Warren E. Buffett, Marc D. Hamburg, Matthew K. Rose, Thomas N. Hund, Carl R. Ice, John P. Lanigan, Jr. and Roger Nober.  A majority of the Managers on the Board shall constitute a quorum.  Each Manager shall have one vote, and an action of the Board shall require the affirmative votes of a majority of the quorum.  The Board may also act by unanimous written consent of the Managers.  The Board may delegate authority to one or more Managers, officers, employees, agents or representatives of the Company as it may from time to time deem appropriate.  The Board shall hold regular meetings at the times, dates and places (including, if it so desires, by telephone or video conference) that are established by the Board.  Special meetings of the Board may be called by any Manager.  Notice of any regular or special meeting must be delivered to each Manager by telephone, facsimile, e-mail or a nationally recognized overnight courier service no later than three business days before the meeting.  The attendance of a Manager at a meeting shall constitute waiver of notice of such meeting.  No person shall receive any compensation for his or her service as a Manager, although the Company will reimburse Managers for their out-of-pocket expenses incurred in attending Board meetings.

(b)           Officers.  As of the date hereof, the officers of the Company shall be the same as those who were serving as the officers of Burlington Northern Santa Fe Corporation (“Old BNSF”) immediately prior to the “Effective Time,” as defined in that certain Agreement and Plan of Merger, dated as of November 2, 2009, by and among the Company, Old BNSF and Berkshire Hathaway Inc.  The Board may appoint other officers, who shall have such titles and duties as are determined by the Board, and it may remove and replace any officer at any time, in the Board’s sole discretion.  Officers shall serve until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal.  Except as may be limited by the Board or by a superior officer, the officers of the Company shall have the power to execute and deliver, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company.

(c)           Duties.  The duties of each Manager and officer to the Company shall be the same as the duties owed to a Delaware corporation by a director or officer of that corporation, as applicable, under Delaware law; provided that the personal liability of the Managers and officers to the Company for a breach of their duties is hereby eliminated to the same maximum extent that it may be eliminated for the directors of a Delaware corporation under Delaware law.

9.           Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any Manager or officer shall be obligated for any such debt, obligation or liability of the Company by reason of being or having been a member, Manager or officer of the Company.

10.           Indemnification.  The Company shall indemnify the Sole Member and its affiliates, employees, owners and agents to the maximum extent permitted by the Act.  In addition, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, demand, action, suit or proceeding because he or she is or was a Manager or officer of the Company or is or was serving in another position at the request of the Company, to the maximum extent any such person could be indemnified by a Delaware corporation under Delaware law.  To the fullest extent permitted by applicable law, expenses (including attorneys’ fees) incurred by a person indemnified under this Section 10 defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding; provided, however, that such payment of expenses in advance of the final disposition of the claim, demand, action, suit or proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 10 or otherwise.  The Company may, by action of the Sole Member or the Board from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the provisions of this Section 10 with respect to the indemnification of and advancement of expenses to Managers and officers of the Company.  Any indemnification under this Section 10 shall be satisfied from the Company’s assets only.

11.           Admission of Additional Members.  One or more additional members may be admitted to the Company upon the approval of the Sole Member in its sole discretion.

12.           Tax Classification.  Until such time as the Sole Member admits one or more additional members in accordance with Section 11 above (or elects to change its classification to that of a corporation for federal income tax purposes), the Company shall have a single member pursuant to U.S. Treasury Regulation Section 301.7701-3 and it shall be disregarded as an entity separate from the Sole Member for federal income tax purposes.

13.           Amendment.  This Agreement may be modified or amended at any time by a writing signed by the Sole Member.

14.           No Third Party Rights.  Except as provided in Section 10, no person other than the Sole Member and the Managers shall (i) have any legal or equitable rights, remedies or claims under or in respect to this Agreement or (ii) be a beneficiary of any provision of this Agreement.

15.           Governing Law.  This Agreement, including, without limitation, its existence, validity, construction, and operating effect, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

16.           Severability.  In the event that any provision of this Agreement shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement as a whole.

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In Witness Whereof, the Sole Member has executed this Agreement as of the date first above written.

NATIONAL INDEMNITY COMPANY

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Chairman